Filed pursuant to Rule 424(b)(3)
Registration Statement No. 333-146177

	For Month Ended
	February 28, 2011
	UNAUDITED

Statement of Income	Month	Year to Date
	(A Units)	(A Units)
Trading Income (Loss)
Realized Trading Income (Loss)	$869,591	$659,628
Change in Unrealized Income (Loss)	(592,575)	(882,737)
Foreign Currency Transaction Income (Loss)	(154,423)	(87,483)

Net Trading Income (Loss)	122,593	(310,592)

Other Income
Interest Income	12,128	46,870

Total Income (Loss)	12,128	46,870

Expenses
Advisory Incentive Fees	91,405	206,895
Management Fees	70,366	141,585
Organization and Offering Expenses	9,736	19,466
Administrative Expenses	43,813	111,926
Brokerage Expenses	189,408	424,282

Total Expenses	404,728	904,154

Net Income (Loss)	$(270,007)	$(1,167,876)

Statement of Changes in Net Asset Value

Beginning Balance	49,236,591	50,516,178
Additions	-	202,500
Net Income (Loss)	(270,007)	(1,167,876)
Transfers from Class A to Class B	-	-
Redemptions	(2,332,002)	(2,916,220)

Balance at February 28, 2011	$46,634,582	$46,634,582

Total Units Held at End of the Period		474,340
Net Asset Value Per Unit		$98.31
Rate of Return	-0.56%	-2.32%

To the best of my knowledge and belief, the information
contained herein is accurate and complete
/s/Annette A. Cazenave
Executive Vice President, R.J. O'Brien Fund Management, LLC
Managing Owner, RJO Global Trust

NOT FOR USE AFTER May 31, 2011

	For Month Ended
	February 28, 2011
	UNAUDITED

Statement of Income	Month	Year to Date
	(B Units)	(B Units)
Trading Income (Loss)
Realized Trading Income (Loss)	$23,556	$17,737
Change in Unrealized Income (Loss)	(16,052)	(24,094)
Foreign Currency Transaction Income (Loss)	(4,183)	(2,328)

Net Trading Income (Loss)	3,321	(8,685)

Other Income
Interest Income	329	1,292

Total Income (Loss)	329	1,292

Expenses
Advisory Incentive Fees	2,476	5,677
Management Fees	1,906	3,880
Organization and Offering Expenses	264	534
Administrative Expenses	1,187	3,075
Brokerage Expenses	2,907	7,099

Total Expenses	8,740	20,265

Net Income (Loss)	$(5,090)	$(27,658)

Statement of Changes in Net Asset Value

Beginning Balance	1,333,767	1,405,693
Additions	-	-
Net Income (Loss)	(5,090)	(27,658)
Transfers from Class A to Class B	-	-
Redemptions	-	(49,358)

Balance at February 28, 2011	$1,328,677	$1,328,677

Total Units Held at End of the Period		12,941
Net Asset Value Per Unit		$102.67
Rate of Return	-0.38%	-1.99%

To the best of my knowledge and belief, the information
contained herein is accurate and complete
/s/Annette A. Cazenave
Executive Vice President, R.J. O'Brien Fund Management, LLC
Managing Owner, RJO Global Trust

NOT FOR USE AFTER May 31, 2011